Exhibit 99.1

Leadis Technology Reports Third Quarter 2004 Financial Results with 84% Revenue Increase Year-Over-Year

SUNNYVALE, California — October 21, 2004 – Leadis Technology, Inc. (Nasdaq: LDIS), a leading mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced results for the third quarter of 2004, ended September 30, 2004. Revenues for the third quarter were $40.9 million, up 84% from $22.3 million for the same period in 2003. Net income for the third quarter of 2004 was $5.0 million, up from $4.0 million for the same period in 2003, and represented the Company’s eighth successive quarter of profitability.

Financial Results

Revenues of $40.9 million for the third quarter of 2004 reflected a relatively flat quarter sequentially in comparison to revenues of $41.3 million in the second quarter of 2004. Under generally accepted accounting principles (GAAP), third quarter net income was $5.0 million as compared to $6.2 million in the second quarter, resulting in diluted net income per share of $0.16. This compares to diluted net income per share of $0.24 in the second quarter of 2004. Fully diluted share count increased by 4.9 million equivalent shares in the third quarter of 2004, primarily reflecting the full quarter impact of the initial public offering of 6.0 million shares of Leadis common stock on June 15, 2004.

Leadis reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP, or pro-forma, basis. In the third quarter of 2004, pro-forma operating income was $9.5 million or 23.3 % of revenues. Pro-forma net income for the third quarter of 2004 was $6.1 million, or $0.20 per diluted share, as compared to $7.4 million, or $0.29 per diluted share in the second quarter of 2004 and $4.2 million or $0.18 per diluted share in the third quarter of 2003. Pro-forma results, where applicable, exclude the effect of amortization of stock-based compensation.

“We are pleased to report financial results for the third quarter in line with our guidance provided at the last earnings call,” said Dr. Steve Ahn, President and Chief Executive Officer. “We have achieved eight successive quarters of profitability and our financial performance, customer progress and new product introductions met our expectations in the third quarter of 2004.”

Leadis reported cash and short-term investments of $111.1 million as of September 30, 2004, an increase from the June 30, 2004 balance of $102.3 million.

Business Summary

Third quarter net sales were $40.9 million. STN product revenues represented a 22% increase sequentially while OLED product revenues declined 21% sequentially from the second quarter. Overall unit shipments for the third quarter increased to 14.7 million units from 14.1 million units in the second quarter.

“During the quarter, the effects of price declines within a competitive handset market resulted in pricing pressure on the module makers and ultimately on component suppliers,” said Dr. Ahn. “Due to price premiums for OLED modules, it has been reported there was a slowdown in demand for OLED modules in comparison to alternative display solutions. We believe this is a short-term issue as OLED module prices adjust to become price competitive.”

In the third quarter, Leadis began volume shipment of two new products, further expanding its display driver IC product portfolio. These included the LDS183, a 65k color STN LCD driver, and the LDS516, a low-power single chip 65k color OLED display driver with integrated controllers. Total products in volume production increased to nine at the end of the third quarter.

Leadis also separately announced today the introduction of four new TFT products available for customer sampling. The four TFT products include two high-end LTPS drivers and two amorphous TFT drivers.

“Wide customer acceptance of our products is very encouraging,” said Dr. Ken Lee, Executive Vice President and Chief Technology Officer. “We are pleased to announce volume shipments of new generations of 65k color STN and OLED drivers contributing to revenues during the third quarter. The new TFT driver products we announced today will support the most widely used resolutions available in current and upcoming handset models from top-tier handset manufacturers. Our product portfolio now spans all display technologies and provides a wide range of display driver solutions for the mobile handset industry.”

Business Outlook

“Demand for our color STN products will remain healthy in the fourth quarter,” said Dr. Ahn. “However, we expect revenues to decline sequentially because of lower OLED revenues. We are confident that our well-balanced product portfolio, with new products that are expected to be in volume production in 2005, positions us well for growth next year.”

Based on information currently available to the Company, expectations for the fourth quarter of 2004 are as follows:

•	Revenues are expected to be between $33 and $36 million.

•	Gross margin, which varies with product mix, selling price and unit costs, is expected to be approximately 30% to 31%.

•	Operating margin is expected to be between 10% and 12% on a GAAP basis and between 14% and 15% on a pro-forma basis.

•	GAAP diluted earnings per share are expected to be between $0.07 and $0.09 and on a pro-forma basis between $0.10 and $0.12.

Conference Call Today

Leadis Technology will broadcast its conference call discussion of third quarter 2004 financial results today, Thursday, October 21, 2004 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

To listen to the call, dial 800-479-9001 approximately ten minutes before the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial 888-203-1112. The confirmation code is 994417.

A live webcast of the call will be available on the investor relations section of the Company’s web site, http://ir.leadis.com. An archived webcast of the call will remain until the next earnings call.

IR Contact:

Sunil Mehta

(408) 387-8816

ir@leadis.com

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel displays, focusing on the mobile handset market. Leadis’ core products are color display drivers which are critical components of displays used in mobile consumer electronic devices. For more information, visit www.leadis.com.

Non-GAAP Financial Measures

Leadis reports financial information in accordance with generally accepted accounting principles (GAAP), but believes that non-GAAP, or pro-forma, financial measures are helpful in evaluating its operating results and comparing its performance to comparable companies. Accordingly, Leadis also uses calculations of (i) non-GAAP net income, which represents net income excluding the effect of the amortization of stock-based compensation; and (ii) non-GAAP basic and diluted net income per share, which represents basic and diluted net income per share excluding the effect of the amortization of stock-based compensation. Leadis provides this non-GAAP information to enable investors to evaluate its operating results in a manner similar to how Leadis analyzes its operating results and to provide consistency and comparability with similar companies in Leadis’ industry. Investors should note, however, that the non-GAAP financial measures used by Leadis may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Leadis does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with GAAP. A reconciliation of GAAP net income to non-GAAP net income is included in the financial statements portion of this release.

Investors are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Language

This press release regarding financial results for the quarter ended September 30, 2004 and expectations for the fourth quarter of 2004 and fiscal year 2005 contains forward-looking statements based on current Leadis Technology expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Leadis Technology but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Leadis may not be able to maintain its current revenue growth rate or gross margin levels; risks that one or more of the Company’s concentrated group of customers may reduce demand or price for the Company’s products or a particular product; dependence on a limited number of products; risks that shortages of supply of other components of mobile consumer electronic devices may limit customer demand to purchase Leadis’ products; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronic devices; risks that Leadis’ foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to Leadis’ lack of long-term supply contracts with foundries and tightening foundry capacity; risks that Leadis may not be able to manage its growth; risks that Leadis’ new products may not be able to be completed in a timely fashion or gain market acceptance; risks with managing international activities; intellectual property litigation risk; the semiconductor industry’s cyclical nature; geographic concentration of foundries, assembly and test facilities and customers in the Pacific Rim, subjecting Leadis to risks of natural disasters, epidemics and political unrest; and other factors. For a discussion of these and other factors that could impact Leadis’ financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to Leadis’ final prospectus filed with the SEC on June 16, 2004, in the sections titled Risk Factors and Special Note Regarding Forward-Looking Statements, which is available at www.leadis.com, and in Leadis’ Form 10-Q for the quarter ended June 30, 2004.

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended Sep. 30,
	Sep. 30, 2004	June 30, 2004	Sep. 30, 2003	2004	2003
Revenue	$40,898	$41,325	$22,257	$116,986	$44,278
Costs and expenses:
Cost of revenue	26,205	26,061	13,319	74,056	29,599
Research and development	3,499	2,655	1,784	9,451	3,358
Selling, general and administrative	1,726	1,368	954	4,448	2,321
Stock based compensation	1,099	1,112	203	3,217	366

Total costs and expenses	32,529	31,196	16,260	91,172	35,644

Operating income	8,369	10,129	5,997	25,814	8,634
Interest and other income, net	314	64	112	814	165

Income before provision for income taxes	8,683	10,193	6,109	26,628	8,799
Provision for income taxes	3,723	3,981	2,138	10,787	3,079

Net income	$4,960	$6,212	$3,971	$15,841	$5,720

Net income per share:
Basic	$0.18	$0.28	$0.19	$0.68	$0.28

Diluted	$0.16	$0.24	$0.17	$0.59	$0.25

Shares used in computing net income per share:
Basic	27,187	21,858	20,592	23,362	20,492
Diluted	30,615	25,751	23,717	26,791	23,276

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended Sep. 30,
	Sep. 30, 2004	June 30, 2004	Sep. 30, 2003	2004	2003

GAAP net income	$4,960	$6,212	$3,971	$15,841	$5,720
Adjustments:
Cost of revenue due to stock based compensation	77	70	6	193	11
Stock based compensation	1,099	1,112	203	3,217	366

Adjusted net income	$6,136	$7,394	$4,180	$19,251	$6,097

Shares used in computing GAAP net income per share:
Basic	27,187	21,858	20,592	23,362	20,492
Diluted	30,615	25,751	23,717	26,791	23,276
Adjusted net income per share:
Basic	$0.23	$0.34	$0.20	$0.82	$0.30
Diluted	$0.20	$0.29	$0.18	$0.72	$0.26

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	Sep. 30, 2004	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$100,971	$102,334	$22,956

Restricted cash	—	—	1,500

Short-term investments	10,099	—	—
Accounts receivable, net	27,716	27,561	28,213
Inventory	7,894	9,239	5,863
Prepaid expenses and other current assets	4,143	6,303	1,425

Total current assets	150,823	145,437	59,957
Property and equipment, net	1,876	1,024	979
Other assets	1,042	871	716

Total assets	$153,741	$147,332	$61,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,832	$20,694	$25,123
Accrued liabilities	5,468	6,313	3,595
Taxes payable	752	2,057	4,281
Deferred revenue	161	33	488

Total current liabilities	29,213	29,097	33,487
Other noncurrent liabilities	479	370	258
Commitments
Mandatorily redeemable convertible preferred stock	—	—	14,300
Stockholders’ equity:

Common stock and additional paid-in capital	102,094	102,045	6,604
Deferred stock-based compensation	(4,480)	(5,656)	(3,592)
Retained earnings	26,435	21,476	10,595

Total stockholders’ equity	124,049	117,865	13,607

Total liabilities and stockholders’ equity	$153,741	$147,332	$61,652